Exhibit 99.4

CLOSING PRESS RELEASE

AMDL Announces Closing of Jade Pharmaceutical Acquisition

Thursday September 28, 12:30 a.m. ET

TUSTIN, Calif., Sept. 28 /PRNewswire-FirstCall/ — AMDL, Inc. (Amex: ADL — News), developer and marketer of tests for the early detection of cancer and other serious diseases, announced today that the acquisition of Jade Pharmaceutical Inc. (JPI) and its two wholly owned China based subsidiaries for an aggregate of 2,743,000 post-reverse split (13,715,000 pre-reverse split) shares of AMDL Common Stock.

The JPI acquisition was closed on September 28, 2006, immediately after the filing of a Certificate of Amendment to AMDL’s Certificate of Incorporation increasing AMDL’s authorized Common Stock and reverse splitting the outstanding shares of Common Stock. The stockholders approved these proposals at the meeting held on September 8, 2006. As a condition to the closing, Henry Jia, a director of JPI and a principal of Jade Capital Group Ltd., the former sole stockholder of JPI, has joined AMDL’s Board of Directors.

“JPI has already filed the application for the China State Food and Drug Administration (SFDA) for approval to market AMDL’s cancer detection test DR-70® in China. There is a large market for this test in China where cancer is a huge problem and the sort of synergy this displays is what we will continue to perform for our shareholders,” said Gary Dreher, AMDL CEO.

“This is a particularly exiting time for AMDL,” said Gary Dreher, AMDL’s CEO. “We are confident that together AMDL and JPI will obtain clearance to market DR-70® from the Chinese SFDA, and we are hopeful that the U.S. Food and Drug Administration will be impressed with the data we have collected to support our application for clearance to market DR-70® in the United States.”

About AMDL

AMDL, Inc. (Amex: ADL — News), headquartered in Tustin, California, is a theranostics company, involved in the detection and treatment of the same disease, cancer. AMDL is the inventor, developer and worldwide marketer through exclusive distribution agreements of the DR-70® non-invasive cancer blood test, which has demonstrated its ability to detect the presence in humans of up to 14 cancers 84 percent of the time overall. In a study published in the Journal of Immunoassay (1998, vol. 19, pp 63-72) DR-70® was shown to detect at least 13 different types of cancer (lung, breast, stomach, liver, colon, rectal, ovarian, esophageal, cervical, trophoblastic, thyroid, malignant lymphoma, pancreatic) although the sample size for 9 of the cancers was not statistically significant. Clinical trials of DR-70® have been conducted in Canada, China, Germany, Taiwan and Turkey. DR-70® can detect many kinds of cancer using a single tube of blood, eliminating the need for costly, multiple tests. AMDL also owns a combination immunogene therapy technology that is a possible treatment for those already diagnosed with cancer and could eventually be used as a vaccine to protect patients known to be at risk because of a family history for certain types of cancer. The combination therapy both builds the body’s immune system and destroys cancer cells. More information about AMDL and its additional products can be obtained at www.amdl.com.

About Jade Pharmaceutical: JPI has two China based subsidiaries which are engaged in the research and development of new pharmaceutical products and the manufacture and sale of prescription and over the counter pharmaceuticals and injectables. JPI recently received approval from the China State Food and Drug Administration to market their drug Ondansetron® (Ondansetron Hydrochloride Injection) to treat cancer patients experiencing nausea for immediate use in hospitals and clinics in the People’s Republic of China.

Forward-Looking Statements

The Company intends that the statements in this press release that are not historical constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21 of the Securities Exchange Act of 1934, as amended and are subject to numerous risks and uncertainties, including the risks (i) that the transaction described may not be completed when expected, or at all, (ii) the risk that the terms of the definitive acquisition agreements may materially differ from that disclosed herein, (iii) the risks related to the inability to obtain or meet conditions imposed for, governmental and other approvals of the transaction, including the approval by the stockholders of AMDL, (iv) risks related to the uncertainty surrounding the transaction and transactions of this type and (v) the costs related thereto. In addition, these forward-looking statements are subject to the other risks of AMDL’s business, including, but not limited to, (a) AMDL’s failure to complete successfully the development of new or enhanced products, (b) AMDL’s future capital needs, (c) the lack of market demand for any new or enhanced products that AMDL may develop, (d) the lack of market acceptance of AMDL’s products and its limited revenues to date, (e) the success of competitive products, other economic factors affecting AMDL and its markets, and (f) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release in the event of new circumstances or unanticipated events that may occur in the future.

AMDL, Inc.

Gary L. Dreher

President & CEO

Contact (714) 505-4460